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                                                                    EXHIBIT 99.2

                                 [Press Release]
                               [Apache Letterhead]

MAY 17, 1995

                        APACHE AND DEKALB COMPLETE MERGER

HOUSTON -- Apache Corporation and DEKALB Energy Company today reported that holders of DEKALB Class A voting stock have approved the merger of Houston-based Apache and Calgary, Alberta-based DEKALB. Shortly after receiving shareholder approval, the merger was consummated and DEKALB became a wholly-owned subsidiary of Apache.

Pursuant to the merger, DEKALB stockholders will receive 0.8764 shares of Apache common stock in exchange for each share of DEKALB Class A and Class B common stock. Fractional shares of Apache common stock will be paid in cash. Approximately 8.2 million shares of Apache will be issued in conjunction with the merger.

At year-end 1994, DEKALB reported proved reserves of 300 billion cubic feet of natural gas and 10.7 million barrels of hydrocarbon liquids. Daily production during the first quarter of 1995 averaged 61 million cubic feet of gas and 2,500 barrels of liquids.

Apache Corporation is an independent energy company engaged in the exploration for and development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges under the symbol APA.

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Contact:          Paul Korus
                  713-296-6662